Exhibit 99.1

Gevo Reports Second Quarter 2015 Financial Results

- Company to Host Conference Call Today at 4:30 EDT/2:30 MDT -

•	Reports EPS of ($1.36) for the second quarter

•	Ended the second quarter with cash and cash equivalents of $22.5 million

•	Raised gross proceeds of $17.2 million through public offering of common stock and warrants in May

•	Received net proceeds of $8.0 million through the exercise of warrants in the second quarter

•	Reported revenue of $8.9 million, compared with $7.7 million for the same quarter in 2014

ENGLEWOOD, Colo. – August 4, 2015 - Gevo, Inc. (NASDAQ: GEVO) today announced financial results for the three months ended June 30, 2015, and provided an update on recent corporate developments.

“Our balance sheet is in its strongest position since the end of 2013 and this will support us in meeting the important milestones that we established earlier in the year, namely signing our first binding license agreement, securing ASTM certification for our alcohol-to-jet fuel and developing further strategic partnerships to propel our alcohol-to-hydrocarbons business,” said Dr. Patrick Gruber, Gevo’s Chief Executive Officer. “These are all targets that we still expect to achieve in 2015.

“We are also excited by the progress we are beginning to make in selling isobutanol as a gasoline blendstock into specialty markets such as for marine and off-road applications. The National Marine Manufacturers Association’s endorsement of isobutanol for use in the marine fuel markets has given a boost to Gevo’s efforts to penetrate the marina market here in the United States, which we estimate has a total addressable market of $1 billion. In addition, we are really excited to have announced the first U.S. service station to sell gasoline blended with Gevo’s renewable isobutanol at the pump. The Express Lube in Frederickson, Texas, is focused on selling to owners of boats, outdoor equipment and off-road vehicles, all very important markets to Gevo,” added Gruber.

“Lastly, I am pleased that the cost-cutting initiatives that we took in the first quarter are bearing fruit. Our monthly EBITDA burn rate (excluding stock-based compensation) was $1.5 million in the second quarter, which is at the low end of the range we targeted when we undertook those initiatives in January,” added Gruber.

Company Operating Highlights

•	Flight planned with Alaska Airlines: Gevo signed a strategic alliance agreement with Alaska Airlines to purchase Gevo’s renewable jet fuel and fly the first-ever commercial flight on alcohol-to-jet fuel (ATJ). The demonstration flight is expected to occur after Gevo receives ASTM International certification for its fuel, expected sometime in the second half of 2015.

•	Gevo’s ATJ to be flown in the first ever flight flown on fuel derived from wood waste: Leveraging the flexibility of its fermentation technology, Gevo, in conjunction with the Northwest Advanced Renewables Alliance, will produce isobutanol from wood waste, which it will then convert to its ATJ. This ATJ is expected to be used in a flight by a major North American airline. The company’s cellulosic isobutanol will be produced at a demonstration facility in St. Joseph, Missouri that the company jointly operates with ICM Inc. The ATJ will be produced in Silsbee, Texas, at the demonstration facility the company operates with South Hampton Resources.

•	Completed fulfillment of the ATJ supply agreements with the Defense Logistics Agency (DLA): Gevo fulfilled the last shipment (in July) of ATJ, completing its contracts with the DLA, which represented sales of over 93,000 gallons of fuel and $5.5 million of revenue over the past four years. During this period, Gevo’s ATJ was used in flights by the U.S. Air Force, U.S. Army, and U.S. Navy on aircraft including an A-10 Thunderbolt, F/A-18, UH-60 Black Hawk, CH-47 Chinook and others. On the back of these successful test flights, Gevo expects to secure the MIL-SPEC certification (JP-8 and JP-5) following the receipt of the ASTM certification, which would qualify the company to bid on future RFPs for renewable jet fuel by the DLA.

•	The first retail pump sales of isobutanol-blended gasoline at service station in Texas: Express Lube of Fredericksburg, Texas, has become the first U.S. service station to sell gasoline blended with Gevo’s renewable isobutanol at a pump. This is anticipated to be the first of many retail locations to offer Gevo’s product as the company rolls out its isobutanol to the marina and off-road gasoline markets.

•

The National Marine Manufacturers Association (NMMA) endorsed the use of Gevo’s isobutanol in the marine fuel market: The multiple-year studies conducted by the NMMA, in conjunction with the U.S. Department of Energy and the U.S. Coast Guard, showed that isobutanol fuel blends are a preferable power source for the marina markets. Isobutanol solves concerns that many boaters have with ethanol-blended fuels, which can damage internal engine parts. In the studies, several advantages of isobutanol-blended fuel were apparent, including providing higher energy content, preventing moisture absorption and phase separation, and reducing engine corrosion.

•	Signed an agreement with FCStone to originate and supply corn for Luverne plant: This partnership is expected to free up more than $1 million of working capital, which previously had been tied up in corn inventory. Gevo also expects to significantly improve its corn purchasing capabilities by increasing the number of suppliers (farmers and elevators) from which Gevo will buy corn, and by extending the duration of its forward corn purchasing commitments, which should enable Gevo to take advantage of lower corn price environments.

Financial Highlights

Revenues for the second quarter of 2015 were $8.9 million compared with $7.7 million in the same period in 2014. The increase in revenue during 2015 is primarily a result of the production and sale of approximately $8.0 million of ethanol, isobutanol and distiller’s grains at the Luverne plant.

During the second quarter of 2015, hydrocarbon revenues were $0.8 million, primarily related to the shipment of bio-jet fuel and isooctane during the quarter. In the second quarter of 2014, Gevo benefited from the recognition of $1.5 million of revenue following a shipment of para-xylene to Toray Industries, Inc., $1 million of which was paid to Gevo in 2013, and was used for the design and construction of the para-xylene demonstration plant in Silsbee.

Gevo also continued to generate revenue of $0.2 million during the second quarter of 2015 associated with ongoing research agreements.

Cost of goods sold increased by $1.6 million during the three months ended June 30, 2015, compared with the same quarter in 2014, due primarily to increased production activity at the Luverne plant and an increase in depreciation of $0.9 million. Gross loss was $1.0 million for the three months ended June 30, 2015. After deducting $1.4 million of depreciation expense, the non-GAAP cash gross margin was $0.4 million for the second quarter of 2015.

Research and development expense decreased by $1.8 million during the three months ended June 30, 2015, compared with the same quarter in 2014, due primarily to a $1.3 million decrease related to reduced employee related expenses, consultant and contract staff expenses, and a $0.4 million decrease in lab consumables.

Selling, general and administrative expense decreased $1.1 million during the three months ended June 30, 2015, compared with the same quarter in 2014, due primarily to a decreases of $0.4 million in professional, legal, and consulting expenses and $0.7 million in employee related compensation expenses.

Loss from operations in the second quarter of 2015 was $6.5 million, compared with $9.0 million in the same quarter in 2014.

Interest expense in the second quarter of 2015 was $2.0 million, compared with $5.8 million a year ago and which was primarily the result of debt issue costs associated with the convertible notes purchased by Whitebox in June of 2014 (2017 Notes).

During the three months ended June 30, 2015, a $1.7 million non-cash loss was recognized from inducement payments made in connection with exercises of warrants to purchase shares of the Company’s common stock issued in December 2013 and warrants to purchase shares of the Company’s common stock issued in August 2014. This is the result of the fair value of the derivative warrant liability for the warrants being less than the fair value of the shares issued upon exercise.

During the three months ended June 30, 2015 the estimated fair value of the derivative warrant liability increased primarily associated with the increase in the price of Gevo’s common stock in the quarter. This combined with the exercise of warrants during the period resulted in a $7.2 million non-cash loss during the quarter.

The Company also incurred a non-cash loss of $0.3 million during the quarter due to the quarterly mark-to-market valuation of the 2017 Notes.

During the three months ended June 30, 2015, there was no change in the value to the embedded derivatives in the convertible notes issued in 2012 (2022 Notes), as the derivatives have had no meaningful value since the third quarter of 2014.

No holders of 2022 Notes converted any notes during the three months ended June 30, 2015.

The net loss for the second quarter of 2015 was $17.8 million, compared with $17.2 million during the same period in 2014.

Webcast and Conference Call Information

Hosting today’s conference call at 4:30 p.m. EDT (2:30 p.m. MDT) will be Dr. Patrick Gruber, Chief Executive Officer, Mike Willis, Chief Financial Officer, and Brett Lund, Chief Legal Officer. They will review the company’s financial results and provide an update on recent corporate highlights.

To participate in the conference call, please dial 1 (800) 708-4540 (inside the U.S.) or 1 (847) 619-6397 (outside the U.S.) and reference the access code 39634877. A replay of the call and webcast will be available two hours after the conference call concludes on August 4. To access the replay, please dial 1-888-843-7419 (inside the US) or 1-630-652-3042 (outside the US) and reference the access code 39634877. The archived webcast will be available until Midnight EDT on September 3, in the Investor Relations section of Gevo’s website at www.gevo.com.

About Gevo

Gevo is a leading renewable technology, chemical products, and next generation biofuels company. Gevo has developed proprietary technology that uses a combination of synthetic biology, metabolic engineering, chemistry and chemical engineering to focus primarily on the production of isobutanol, as well as related products from renewable feedstocks. Gevo’s strategy is to commercialize biobased alternatives to petroleum-based products to allow for the optimization of fermentation facilities’ assets, with the ultimate goal of maximizing cash flows from the operation of those assets. Gevo produces isobutanol, ethanol and high-value animal feed at its fermentation plant in Luverne, Minn. Gevo has also developed technology to produce hydrocarbon products from renewable alcohols. Gevo currently operates a biorefinery in Silsbee, Texas, in collaboration with South Hampton Resources Inc., to produce renewable jet fuel, octane, and ingredients for plastics like polyester. Gevo has a marquee list of partners including The Coca-Cola Company, Toray Industries Inc. and Total SA, among others. Gevo is committed to a sustainable bio-based economy that meets society’s needs for plentiful food and clean air and water.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to a variety of matters, including, without limitation, statements related future demand for the licensing of Gevo’s isobutanol technology, the future market for isobutanol, ethanol and their derivatives, the receipt and timing of ASTM and MIL-SPEC certifications, the use of Gevo’s ATJ by commercial airlines and the development of partnerships relating related to Gevo’s alcohol-to-hydrocarbons technologies and other statements that are not purely statements of historical fact. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of the management of Gevo and are subject to significant risks and uncertainty. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and Gevo undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Although Gevo believes that the expectations reflected in these forward-looking statements are reasonable, these statements involve many risks and uncertainties that may cause actual results to differ materially from what may be expressed or implied in these forward-looking statements. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Gevo in general, see the risk disclosures in the Annual Report on Form 10-K of Gevo for the year ended December 31, 2014, as amended, and in subsequent reports on Forms 10-Q and 8-K and other filings made with the SEC by Gevo.

Non-GAAP Financial Information

Consolidated financial information has been presented in accordance with GAAP as well as on a non-GAAP basis. On a non-GAAP basis, financial measures exclude non-cash items such as stock-based compensation. Management believes that it is useful to supplement its GAAP financial statements with this non-GAAP information because management uses such information internally for its operating, budgeting and financial planning purposes. These non-GAAP financial measures also facilitate management’s internal comparisons to Gevo’s historical performance as well as comparisons to the operating results of other companies. In addition, Gevo believes these non-GAAP financial measures are useful to investors because they allow for greater transparency into the indicators used by management as a basis for its financial and operational decision making. Non-GAAP information is not prepared under a comprehensive set of accounting rules and therefore, should only be read in conjunction with financial information reported under U.S. GAAP when understanding Gevo’s operating performance. A reconciliation between GAAP and non-GAAP financial information is provided in the financial statement tables below.

Reverse Stock Split

On April 15, 2015, our Board of Directors approved a reverse split of our common stock, par value $0.01, at a ratio of one-for-fifteen. This reverse stock split became effective on April 20, 2015 and, unless otherwise indicated, all share amounts, per share data, share prices, exercise prices and conversion rates set forth in this press release and the accompanying consolidated financial statements have, where applicable, been adjusted to reflect this reverse stock split.

Gevo, Inc.

Condensed Consolidated Statements of Operations Information

(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenue and cost of goods sold
Ethanol sales and related products, net	$7,955	$5,522	$13,053	$5,522
Hydrocarbon revenue	740	2,018	1,257	2,648
Grant and other revenue	229	181	513	454

Total revenues	8,924	7,721	14,823	8,624

Cost of goods sold	9,898	8,269	19,132	12,949

Gross loss	(974)	(548)	(4,309)	(4,325)

Operating expenses
Research and development	1,765	3,586	3,487	7,691
Selling, general and administrative	3,792	4,898	8,271	9,938

Total operating expenses	5,557	8,484	11,758	17,629

Loss from operations	(6,531)	(9,032)	(16,067)	(21,954)

Other income (expense)
Interest expense	(2,029)	(2,609)	(4,064)	(4,210)
Interest expense - debt issue costs	—	(3,185)	—	(3,185)
Gain on conversion of debt	—	—	285	—
Loss on extinguishment of warrant liability	(1,657)	—	(1,657)	—
Gain from change in fair value of embedded derivatives of the 2022 Notes	—	1,480	—	2,744
Gain (loss) from change in fair value of 2017 Notes	(340)	(5,129)	3,425	(5,129)
Gain (loss) from change in fair value of derivative warrant liability	(7,247)	1,321	(7,080)	2,599
Other income	2	(2)	13	7

Total other expense	(11,271)	(8,124)	(9,078)	(7,174)

Net loss	$(17,802)	$(17,156)	$(25,145)	$(29,128)

Net loss per share attributable to Gevo, Inc. common stockholders - basic and diluted	$(1.36)	$(3.79)	$(2.35)	$(6.44)

Weighted-average number of common shares outstanding - basic and diluted	13,009,434	4,531,321	10,673,891	4,524,390

Gevo, Inc.

Condensed Consolidated Balance Sheet Information

(Unaudited, in thousands)

	June 30, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$22,528	$6,359
Accounts receivable	2,319	2,361
Inventories	2,902	4,292
Prepaid expenses and other current assets	571	732

Total current assets	28,320	13,744
Property, plant and equipment, net	77,899	81,240
Deposits and other assets	3,828	3,944

Total assets	$110,047	$98,928

Liabilities
Current liabilities:
Accounts payable, accrued liabilities and other current liabilities	$6,614	$8,623
Derivative warrant liability	8,114	3,114
Current portion of secured debt, net	309	288

Total current liabilities	15,037	12,025
Long-term portion secured debt, net	22,360	25,945
Convertible notes, net	14,312	13,679
Other long-term liabilities	150	315

Total liabilities	51,859	51,964

Total stockholders’ equity	58,188	46,964

Total liabilities and stockholders’ equity	$110,047	$98,928

Gevo, Inc.

Condensed Consolidated Cash Flow Information

(Unaudited, in thousands)

	Six Months Ended June 30,
	2015	2014
Operating Activities
Net loss	$(25,146)	$(29,128)
Adjustments to reconcile net loss to net cash used in operating activities:
Gain from change in fair value of derivative warrant liability	7,080	(2,599)
Gain from change in fair value of embedded derivative of 2022 Notes	—	(2,744)
Gain from change in fair value of 2017 Notes	(3,425)	5,129
Gain on conversion of debt	(285)	—
Loss on extinguishment of warrant liability	1,657	—
Stock-based compensation	698	1,503
Depreciation and amortization	3,281	1,604
Non-cash interest expense	1,767	5,365
Changes in operating assets and liabilities:
Accounts receivable	42	(1,727)
Inventories	1,389	(661)
Prepaid expenses and other current assets	161	228
Deposits and other assets	—	(31)
Accounts payable, accrued expenses, and long-term liabilities	(2,104)	(2,159)

Net cash used in operating activities	(14,885)	(25,220)

Investing Activities
Acquisitions of property, plant and equipment	(175)	(3,837)
Proceeds from sales tax refund for property, plant and equipment	144	—
Restricted certificate of deposit	—	(2,611)

Net cash used in investing activities	(31)	(6,448)

Financing Activities
Payments on secured debt	(131)	(9,622)
Debt and equity offering costs	(2,785)	(3,352)
Proceeds from issuance of common stock upon exercise of stock options and employee purchase plan	—	19
Proceeds from issuance of common stock and common stock units	23,850	—
Proceeds from exercise of warrants	10,151	—
Proceeds from issuance of convertible debt	—	25,906

Net cash provided by financing activities	31,085	12,951

Net increase (decrease) in cash and cash equivalents	16,169	(18,717)
Cash and cash equivalents
Beginning of period	6,359	24,625

Ending of period	$22,528	$5,908

Gevo, Inc.

Non-GAAP Financial Information

(Unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Gevo Development, LLC / Agri-Energy, LLC
Loss from operations	$(2,091)	$(3,053)	$(6,403)	$(8,121)
Depreciation and amortization	1,417	539	2,868	1,124
Non-cash stock-based compensation	—	30	(2)	30

Non-GAAP loss from operations	$(674)	$(2,484)	$(3,537)	$(6,967)

Gevo, Inc.
Loss from operations	$(4,440)	$(5,979)	$(9,664)	$(13,833)
Depreciation and amortization	202	239	413	480
Stock-based compensation	296	607	700	607

Non-GAAP loss from operations	$(3,942)	$(5,133)	$(8,551)	$(12,746)

Gevo Consolidated
Loss from operations	$(6,531)	$(9,032)	$(16,067)	$(21,954)
Depreciation and amortization	1,619	778	3,281	1,604
Non-cash stock-based compensation	296	637	698	637

Non-GAAP loss from operations	$(4,616)	$(7,617)	$(12,088)	$(19,713)

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Media Contact

Karen Freedman / David Rodewald

The David James Agency, LLC

+1 805-494-9508

gevo@davidjamesagency.com

Investor Contact

Mike Willis

Gevo, Inc.

+1 720-267-8636

mwillis@gevo.com